Exhibit 23.6

Deloitte & Touche LLP
Suite 700, 850 — 2nd Street SW
Calgary, AB T2P 0R8
Canada

Tel: 403-267-1700
Fax: 403-587-774-5398
www.deloitte.ca

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in its Registration Statement on Form S-4 (Registration No. 333-199004) of Nabors Red Lion Limited relating to our letter report dated February 13, 2013 with respect to the proved oil, gas, condensate and natural gas liquids reserves and projected future net revenue associated with these reserves as of December 31, 2012 attributable to the Ramshorn Canada Investments Limited net interests in properties specified by Ramshorn Canada Investments Limited and to all references to our firm which were included in Form 10-K for the year ended December 31, 2012 filed by Nabors Industries Ltd. with the Securities and Exchange Commission.  We further consent to the reference to us as experts under the heading “Experts” in such Registration Statement.

AJM Deloitte

By:	/s/ Robin G. Bertram
Robin G. Bertram, P.Eng.

October 31, 2014